EXHIBIT 99.1

Harrow Closes Acquisition of U.S. Rights to ILEVRO®, NEVANAC®, VIGAMOX®, MAXIDEX®, and TRIESENCE®

and Will Begin Receiving Net Profit Payments for Acquired Products

NASHVILLE, Tenn., January 23, 2023 – Harrow (Nasdaq: HROW), a leading U.S. eyecare pharmaceutical company, today announced the closing of its previously announced acquisition of the exclusive U.S. commercial rights to five branded ophthalmic products: ILEVRO®, NEVANAC®, VIGAMOX®, MAXIDEX®, and TRIESENCE®.

Pursuant to the terms of an asset purchase agreement, Harrow paid $130 million at closing, with an additional milestone payment due upon the commercial availability of TRIESENCE. Harrow and the seller have entered into an estimated six-month transition period during which the seller will continue to sell the products in the U.S. and transfer all net profits from the products to Harrow. During the transition period, the product NDAs will be transferred to Harrow. Upon the transfer of a product NDA, Harrow will assume control over all U.S. market activities for the subject product.

Harrow expects these products to be immediately financially accretive and reaffirms 2023 guidance of $135 million to $143 million in net revenues and $44 million to $50 million in adjusted EBITDA. Harrow believes that both net revenues and adjusted EBITDA should grow further during 2024 and for at least three to five years thereafter.

About Harrow

Harrow (Nasdaq: HROW) is a leading U.S. eyecare pharmaceutical company serving ophthalmologists and optometrists by providing FDA-approved branded ophthalmic pharmaceuticals and innovative compounded prescription medicines that are accessible and affordable. Harrow’s mission is to help eyecare professionals protect the gift of sight for their patients. For more information about Harrow, please visit the Investors section of the corporate website, harrow.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements, including net revenues and adjusted EBITDA guidance, are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the continued impact of the COVID-19 pandemic and any future health epidemics on our financial condition, liquidity and results of operations; our ability to make commercially available our FDA-approved products and compounded formulations and technologies in a timely manner or at all; market acceptance of the Company’s products and challenges related to the marketing of the Company’s products; risks related to our pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our products; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and products; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; changes in federal and state laws and related policies; competition; and market conditions. These and additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s website at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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Non-GAAP Financial Measure

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines Adjusted EBITDA as net loss attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, gain on forgiveness of debt, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss attributable to Harrow Health, Inc. The Company is not able to provide a reconciliation of projected Adjusted EBITDA to expected results due to the unknown effect, timing and potential significance of transaction-related expenses.

Contacts:

Investors	Media
Jamie Webb	Deb Holliday
Director of Communications and Investor Relations	Holliday Communications, Inc.
jwebb@harrowinc.com	deb@hollidaycommunications.net
615-733-4737	412-877-4519

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